EXHIBIT 99.1

Press Release	For Immediate Release

QUAINT OAK BANCORP, INC. ANNOUNCES
THIRD SHARE REPURCHASE PROGRAM
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Southampton, PA (September 9, 2010) — Quaint Oak Bancorp, Inc. (OTC Bulletin Board: QNTO) (the "Company"), the holding company for Quaint Oak Bank, announced today that on September 8, 2010, its Board of Directors approved the adoption of its third stock repurchase program of up to an additional 69,431 shares, or approximately 6.2% of the Company's current outstanding shares of common stock.  The Company will commence its third stock repurchase program upon the completion of its prior repurchase program which has 20,205 shares remaining to be purchased. Repurchases will be made by the Company from time to time in open-market or privately-negotiated transactions or otherwise as, in the opinion of management, market conditions warrant. The repurchased shares will be held by the Company as treasury stock and will be available for general corporate purposes.

Robert T. Strong, President and Chief Executive Officer, stated "We are pleased to announce our third share repurchase program, which reflects our continuing commitment to manage our capital prudently and in a manner which should enhance shareholder value."

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059